John V. Murphy
--------------
President &
OppenheimerFunds Logo
Chief Executive Officer                         498 Seventh
                                                Avenue, 10th Floor
                                                New York, NY 10018

                                           800.225.5677

                                           www.oppenheimerfunds.com

                                                July 14, 2003

Dear Oppenheimer Trinity Core Fund Shareholder,

One of the things we are proud of at OppenheimerFunds,  Inc.
is our commitment to our Fund shareholders.  I am writing to you today to let you know about a positive  change  that has been proposed for Oppenheimer Trinity Core Fund.

After  careful  consideration,  the  Board of  Trustees  has determined  that  it  would  be  in  the  best  interest  of shareholders  of  Oppenheimer  Trinity  Core Fund  ("Trinity
Core Fund") to  reorganize  into another  Oppenheimer  fund,
Oppenheimer   Main  Street  Fund  ("Main  Street  Fund").  A
shareholder  meeting has been scheduled in October,  and all
Trinity  Core  Fund  shareholders  of record as of June 18th are being  asked to vote  either  in person or by proxy,  on the proposed  reorganization.  You will find a notice of the meeting,  a ballot card,  a proxy  statement  detailing  the proposal,  a Main Street Fund  prospectus and a postage-paid return envelope enclosed for your use.

Why does the Board of Trustees recommend this change?
-----------------------------------------------------

The  proposal  would  reorganize  the Trinity Core fund into
the  larger  Main   Street  Fund  which  has  a   comparable
investment  objective and lower expenses.  Trinity Core Fund and Main Street  Fund have  similar  investment  objectives.
Trinity  Core  Fund's   investment   objective  is  to  seek
long-term growth of capital.  Main Street Fund's  investment objective is to seek a high total  return.  In seeking their investment  objectives,  Trinity  Core Fund and Main  Street
Fund  utilize a similar  investing  strategy.  Trinity  Core
Fund  invests in common  stocks that are included in the S&P
500.  Main Street Fund  currently  invests  mainly in common
stocks  of  U.S.   companies  of  different   capitalization
ranges, presently focusing on large-capitalization  issuers.
Both  funds  are  managed  with  a  quantitative  investment
process.   Both  Funds  invest  in  a  similar  universe  of
companies,  although  Main  Street  has a  larger  potential investment universe.

Among other factors,  the Trinity Core Fund Board considered that the  expense  ratio of Main  Street Fund has been lower than the expense  ratio of Trinity Core fund.  Although past
performance   is   not   predictive   of   future   results,
shareholders  of Trinity Core Fund would have an opportunity to become  shareholders  of a fund  with a better  long-term performance history.

How do you vote?

No matter how large or small your  investment,  your vote is important,  so please review the proxy statement  carefully.
To cast your vote,  simply mark,  sign and date the enclosed proxy  ballot  and  return it in the  postage-paid  envelope
today.   Remember,  it  can  be  costly  for  the  Fund--and
ultimately  for you as a  shareholder--to  remail ballots if not enough responses are received to conduct the meeting.

If you have any questions  about the  proposal,  please feel free  to  contact  your  financial  advisor  or  call  us at
1.800.225.5677.  As always,  we appreciate  your  confidence in  OppenheimerFunds  and look  forward to  serving  you for many years to come.

                                          Sincerely,

                                          John V. Murphy

Enclosures